Exhibit 10.44

Tandy Brands Accessories, Inc.
Summary of Incentive Bonus Plan for Executive Officers

      The Compensation Committee reviews executive officer compensation and recommends a compensation plan for adoption by the Board of Directors annually. Under the plan, potential bonuses are set at performance levels that, in the judgment of the Compensation Committee and the Board of Directors, will facilitate the Company’s growth. The annual incentive bonus calculation is based upon individual executive officer payout percentages, established by the Compensation Committee and approved by the Board, ranging from 45% to 75% of base salary for each executive officer based on the achievement of 100% of the pre-tax net income set forth in the original plan for the fiscal year, as approved by the Board. Additionally, a minimum level for bonus payout is established at 70% of the pre-tax net income set forth in the Company’s original plan for the fiscal year, pursuant to which no bonuses will be paid if the Company’s pre-tax net income is below this threshold for such fiscal year.